Exhibit 2

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF UNITHOLDERS

To Be Held On

Wednesday, April 23, 2003

NOTICE IS HEREBY GIVEN that the annual general and special meeting (the “Meeting”) of the holders (the “Unitholders”) of trust units (“Trust Units”) of ENERPLUS RESOURCES FUND (the “Fund”) will be held in the Lecture Theatre at the Metropolitan Centre, 333 - 4th Avenue S.W., Calgary, Alberta on Wednesday, April 23, 2003 at 10:00 a.m. (Calgary time) for the following purposes:

1.                                       to receive and consider the consolidated financial statements of the Fund for the year ended December 31, 2002, together with the auditor’s report thereon;

2.                                       to nominate directors of EnerMark Inc. for the ensuing year or until their successors are duly elected or appointed;

3.                                       to nominate the auditors of the Fund for the ensuing year at a remuneration to be fixed by the directors of EnerMark Inc.;

4.                                       to consider, and if thought fit, to pass, an ordinary resolution substantially in the form set forth in Schedule “A” to the Information Circular and Proxy Statement accompanying this Notice, to approve the indirect acquisition by the Fund of all of the shares of its manager, Enerplus Global Energy Management Company, and related transactions and matters, all as more particularly described in the accompanying Information Circular and Proxy Statement;

5.                                       to consider, and if thought fit, to pass, an ordinary resolution substantially in the form set forth in Schedule “B” to the Information Circular and Proxy Statement accompanying this Notice, to approve the amendment of the Fund’s  trust unit rights incentive plan to increase the number of Trust Units reserved and available for issuance under such plan and to correspondingly amend the Fund’s trust unit option plan to reduce the number of Trust Units reserved and available for issuance under that plan, as more fully described in the accompanying Information Circular and Proxy Statement; and

6.                                       to transact any other business which may properly come before the Meeting or any adjournment(s) thereof.

The specific details of the matters proposed to be put before the Meeting and the text of the resolutions proposed are set forth in the Information Circular and Proxy Statement which accompanies this Notice.

Every registered holder of Trust Units at the close of business on March 4, 2003 is entitled to receive notice of and vote its Trust Units at the Meeting on the basis of one vote for each Trust Unit held.  No person acquiring Trust Units after such date is entitled to vote at the Meeting or any adjournment thereof.

The quorum for this Meeting is two or more individuals present in person or by proxy representing at least 5% of the outstanding Trust Units.

Unitholders are requested to complete, sign, date and return the accompanying Form of Proxy in the envelope provided if they cannot attend the Meeting.  Additionally, non-registered Unitholders (being Unitholders who hold their Trust Units through brokerage accounts or other intermediaries) who wish to appear in person and vote at the Meeting must appoint themselves as proxy by inserting their name in the blank space provided on the Form of Proxy and returning the Form of Proxy in the envelope provided.  To be used at the Meeting, the Form of Proxy must be received by CIBC Mellon Trust Company at 200 Queen’s Quay East, Unit #6, Toronto, Ontario, M5A 4K9, Attention: Proxy Department, not less than 24 hours before the Meeting or any adjournment(s) thereof.  Further instructions with respect to voting by proxy are provided in the Form of Proxy and in the Information Circular and Proxy Statement accompanying this Notice.

Dated at Calgary, Alberta, this 10th day of March, 2003.

By order of the Board of Directors of

EnerMark Inc.

“David A. McCoy”
David A. McCoy General Counsel & Corporate Secretary EnerMark Inc.

March 10, 2003

Dear Unitholder:

You are invited to attend the annual general and special meeting (the “Meeting”) of the holders (“Unitholders”) of trust units of Enerplus Resources Fund (the “Fund”, and together with its subsidiaries, “Enerplus”).  The Meeting will be held in the Lecture Theatre at the Metropolitan Centre, 333 - 4th Avenue S.W., Calgary, Alberta on Wednesday, April 23, 2003 at 10:00 a.m. (Calgary time) for the purposes set forth in the accompanying Notice of Annual General and Special Meeting of Unitholders.  At the Meeting, in addition to certain other matters, Unitholders will be asked to consider and vote upon the acquisition by Enerplus of all of the outstanding shares of Enerplus Global Energy Management Company (“EGEM”), the manager of Enerplus, and certain related matters (the “Internalization Transaction”).  The purchase price for the EGEM shares is approximately Cdn$49 million in cash, plus adjustments for EGEM’s working capital balance at closing.  Additionally, as part of the Internalization Transaction, EGEM has agreed to fix the fees payable under the management agreement from January 1, 2003 to April 23, 2003 (the anticipated closing date of the transaction) at approximately $3.2 million.  The principal impact of the Internalization Transaction to Enerplus is the elimination of management fees that would otherwise be payable to EGEM by Enerplus following closing of the transaction.  At the same time, the board of directors of EnerMark Inc. has taken steps to ensure the retention of the management team that has been responsible for the excellent results achieved by the Fund in the past.

For the Internalization Transaction to proceed, it must be approved by greater than 50% of the votes cast by Unitholders attending the Meeting and voting on the proposal in person or by proxy.  If such approval is obtained and if the other conditions to the Internalization Transaction becoming effective are satisfied or waived, it is expected that the Internalization Transaction will be completed on or about April 23, 2003.

Based upon, among other things, the recommendation of the special committee of the board of directors of EnerMark Inc. formed to review and negotiate the Internalization Transaction and a fairness opinion provided by RBC Dominion Securities Inc., the financial advisor to the special committee, that the consideration payable under  the Internalization Transaction is fair, from a financial point of view, to the Fund, the board of directors of EnerMark Inc. has determined that the Internalization Transaction is in the best interests of Unitholders and therefore unanimously recommends that Unitholders vote in favour of the Internalization Transaction.

The accompanying Information Circular and Proxy Statement provides a detailed description of the Internalization Transaction, as well as the other matters to be considered at the Meeting.  Please give this material your careful consideration, and, if you require assistance, consult your financial, income tax or other professional advisor.

To be represented at the Meeting, you must either be a registered Unitholder and attend the Meeting in person or complete and sign the enclosed Form of Proxy and forward it so that the Form of Proxy is received and deposited with CIBC Mellon Trust Company, 200 Queen’s Quay East, Unit #6, Toronto, Ontario, M5A 4K9, Attention: Proxy Department, not less than 24 hours prior to the Meeting, or any adjournment thereof.

Yours very truly,

“Douglas R. Martin”

Chairman of the Board of Directors

EnerMark Inc.

INFORMATION CIRCULAR AND PROXY STATEMENT

Solicitation of Proxies

This Information Circular and Proxy Statement (the “Information Circular”) is furnished in connection with the solicitation of proxies by Enerplus Resources Fund (the “Fund” and, together with its subsidiaries, “Enerplus”) for use at the annual general and special meeting (the “Meeting”) of the holders (the “Unitholders”) of trust units (the “Trust Units”) of the Fund to be held in the Lecture Theatre at the Metropolitan Centre, 333 - 4th Avenue S.W., Calgary, Alberta on Wednesday, April 23, 2003, commencing at 10:00 a.m. (Calgary time) for the purposes set forth in the Notice of Annual General and Special Meeting of Unitholders (the “Notice of Meeting”) accompanying this Information Circular.  Solicitation of proxies may be made through the mail, by telephone or in person by management of Enerplus.  In addition, Enerplus may retain the services of a managing soliciting dealer to form and manage a soliciting dealer group or a solicitation agent to solicit proxies in connection with the Meeting on terms and conditions, including the payment of fees and reimbursements of expenses, as are customary in such arrangements.  The costs incurred in the solicitation of proxies and in the preparation and mailing of this Information Circular will be borne by Enerplus.

Notice to Beneficial Holders of Trust Units

The information set forth in this section is of significant importance to many Unitholders of the Fund, as a substantial number of the Unitholders do not hold Trust Units in their own name.  Unitholders who do not hold their Trust Units in their own name (referred to herein as “Beneficial Unitholders”) should note that only proxies deposited by Unitholders whose names appear on the records of the Fund as the registered holders of Trust Units can be recognized and acted upon at the Meeting.  If the Trust Units are listed in an account statement provided to a Unitholder by a broker, then in almost all cases those Trust Units will not be registered in the Unitholder’s name on the records of the Fund.  Such Trust Units will more likely be registered under the name of the Unitholder’s broker or an agent of that broker.  In Canada, the vast majority of such Trust Units are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominees for many Canadian brokerage firms).  Trust Units held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Unitholder.  Without specific instructions, the brokers/nominees are prohibited from voting Trust Units for their clients.  Enerplus does not know for whose benefit the Trust Units registered in the name of CDS & Co. are held.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Unitholders in advance of securityholders’ meetings.  Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Unitholders in order to ensure that their Trust Units are voted at the Meeting.  Often, the form of proxy supplied to a Beneficial Unitholder by its broker is identical to the form of proxy provided to registered Unitholders; however, its purpose is limited to instructing the registered Unitholder how to vote on behalf of the Beneficial Unitholder.  The majority of brokers now delegate responsibility for obtaining instructions from clients to Independent Investor Communications Corporation (“IICC”).  IICC typically mails a scannable Voting Instruction Form in lieu of the Form of Proxy. Beneficial Holders are requested to complete and return the Voting Instruction Form to IICC by mail or facsimile.  Alternatively, Beneficial Holders can call a toll-free telephone number or access IICC’s dedicated voting website at www.proxyvotecanada.com to deliver their voting instructions and vote the Trust Units held by them.  IICC then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Trust Units to be represented at the Meeting.  A Beneficial Unitholder receiving a Voting Instruction Form cannot use that Voting Instruction Form to vote Trust Units directly at the Meeting as the Voting Instruction Form must be returned as directed by IICC well in advance of the Meeting in order to have the Trust Units voted.  Beneficial Holders who receive forms of proxies or voting materials from organizations other than IICC should complete and return such forms of proxies or voting materials in accordance with the insructions on such materials in order to properly vote their Trust Units at the Meeting.

Appointment and Revocation of Proxies

A Form of Proxy accompanies the Notice of Meeting and this Information Circular. The persons named in the Form of Proxy are officers of EnerMark Inc. (a wholly owned subsidiary of the Fund) and Enerplus Global Energy Management Company (“EGEM”) (the manager of Enerplus).  A person or corporation submitting the proxy has the right to appoint a person (who does not have to be a Unitholder) to be a representative at the Meeting, other than the persons designated in the Form of Proxy furnished by EnerMark Inc.  Such appointment may be exercised by inserting the name of the appointed representative in the blank space provided for that purpose. Unitholders are requested to complete, sign, date and return the accompanying Form of Proxy in the envelope provided if they cannot attend the Meeting.  Additionally, non-registered Unitholders (being Unitholders who hold their Trust Units through brokerage accounts or other intermediaries) who wish to appear in person and vote at the Meeting must appoint themselves as proxy by inserting their name in the blank space provided on the Form of Proxy and returning the Form of Proxy in the envelope provided.  A Form of Proxy will not be valid unless it is completed and delivered to CIBC Mellon Trust Company at 200 Queen’s Quay East, Unit #6, Toronto, Ontario, M5A 4K9, Attention: Proxy Department, at least 24 hours before the Meeting or any adjournment(s) thereof or to the Chairman at the Meeting.

A Unitholder who has given a proxy may revoke it by depositing an instrument in writing executed by such Unitholder (or by an attorney duly authorized in writing) or, if such Unitholder is a corporation, by any duly authorized officer or attorney of the corporation, either at the offices of CIBC Mellon Trust Company described above at any time up to and including the close of business on the last business day preceding the Meeting or any adjournment(s) thereof, or with the Chairman of the Meeting on the day thereof or any adjournment(s) thereof.

Exercise of Discretion by Proxies

The persons named in the enclosed Form of Proxy will, if the instructions are clear, vote the Trust Units represented by that Form of Proxy, and where a choice with respect to any matter to be acted upon has been specified in the Form of Proxy, the Trust Units will be voted in accordance with those instructions.  If no specification has been made in any Forms of Proxy received by Enerplus, the Trust Units represented by those Forms of Proxy will be voted to approve each matter for which no specification has been made.

The enclosed Form of Proxy confers discretionary authority on the persons appointed with respect to amendments or variations of matters identified in the Notice of Meeting or other matters that may properly come before the Meeting.  At the time of printing this Information Circular, management of Enerplus is not aware of any such amendments, variations or other matters.

Trust Units and Principal Holders of Trust Units

As at February 28, 2003, there were approximately 83,155,300 Trust Units issued and outstanding to which are attached voting rights, and the registered holders of Trust Units at the close of business on March 4, 2003 are entitled to attend and vote at the Meeting on the basis of one vote for each Trust Unit held.  No person acquiring Trust Units after such date shall be entitled to vote at the Meeting or any adjournment thereof.

To the best of the knowledge of management of Enerplus, no person beneficially owns, directly or indirectly, or exercises control or direction over, Trust Units carrying more than 10% of the voting rights attached to the issued and outstanding Trust Units which may be voted at the Meeting.  The information as to Trust Units beneficially owned, not being within the knowledge of Enerplus, has been derived from sources available to Enerplus.

MATTERS TO BE ACTED UPON AT THE MEETING

1.             Consideration of Financial Statements

The consolidated financial statements of the Fund for the year ended December 31, 2002, together with the auditors’ report thereon, have been included in the Fund’s 2002 annual report and have been mailed to the Unitholders together with this Information Circular.

2.             Nomination of  Directors of EnerMark Inc.

The board of directors of EnerMark Inc. (the “Board of Directors”) is responsible for the administration of the business and affairs of Enerplus.  Pursuant to the governing documents of Enerplus, the Unitholders are entitled to nominate the directors of EnerMark Inc., with the exception of three directors who may be nominated by EGEM.  Following such nominations, the Fund, as the holder of all of the shares of EnerMark Inc., will vote those shares to elect those persons nominated by the Unitholders, together with EGEM’s nominees, to the Board of Directors.

The term of office for each director is from the date at which he or she is elected until the next annual meeting of Unitholders or until a successor is elected or appointed.  At the Meeting, a total of six individuals are proposed to be nominated by the Unitholders as directors of EnerMark Inc., in addition to the three nominees of EGEM.  It is the intention of the persons named in the enclosed Form of Proxy, if not directed to the contrary in such Form of Proxy, to vote such proxies in favour of the nomination of the persons specified below.  Management does not contemplate that any of the nominees will be unable to serve as a director, but should that circumstance arise for any reason prior to the Meeting, the persons named in the enclosed Form of Proxy reserve the right to vote for another nominee at their discretion.

The name, municipality of residence, date of appointment, principal occupation and number of Trust Units owned, directly or indirectly, or over which control or direction is exercised, with respect to each of the six nominees to be voted upon by the Unitholders is set forth as follows:

Name and Municipality of Residence	Director Since	Principal Occupation	Trust Units Beneficially Owned

André Bineau(2) Montréal, Québec	February 1996	Vice President of Association de bienfaisance et de retraite des policiers et policières de la Ville de Montréal (a municipal pension plan)	6,800

Derek J.M. Fortune(4)(5) Ottawa, Ontario	June 2001	Secretary/Manager, City of Ottawa Superannuation Fund (a municipal pension plan)	3,690

Douglas R. Martin(1)(3)(4) Calgary, Alberta	July 2000	President of Charles Avenue Capital Corp. (a private merchant banking company)	11,378

Robert Normand(2)(4)(5) Montréal, Québec	June 2001	Businessman	1,246

Harry B. Wheeler(2)(3) Calgary, Alberta	January 2001	President of Colchester Investments Ltd. (a private investment firm)	344,089

Donald West Calgary, Alberta	N/A	Businessman	NIL

The principal occupations for the past five years of Mr. Donald West, the only nominee who has not been previously nominated by the Unitholders, are as follows: From 1993 until its acquisition by Talisman Energy Inc. in 1999, Mr. West was the President and Chief Executive Officer of Rigel Energy Corporation, a publicly traded oil and gas exploration and production company with international operations.  Since that time, Mr. West has been an independent businessman.

As stated above, EGEM is currently entitled to nominate three of the members of the Board of Directors whose appointment will not be voted upon by the Unitholders. The name, municipality of residence, date of appointment and number of Trust Units beneficially owned, directly or indirectly, or over which control or discretion is exercised, for each of EGEM’s nominees are as follows:

Name and Municipality of Residence	Director Since	Principal Occupation	Trust Units Beneficially Owned

Gordon J. Kerr Calgary, Alberta	May 2001	President and Chief Executive Officer of EnerMark Inc. and EGEM	6,913

Eric P. Tremblay(3) Calgary, Alberta	January 2001	Senior Vice President of Capital Markets of EnerMark Inc. and EGEM	8,831

Robert L. Zorich Houston, Texas	January 2001	Managing Director of EnCap Investments L.C. (a wholly owned subsidiary of El Paso Corporation, which provides equity financing to the oil and gas industry)	6,623

Notes:

(1)                                  Chairman of the Board of Directors.

(2)                                  The Audit and Risk Management Committee is comprised of Robert Normand as Chairman, André Bineau and Harry B. Wheeler.

(3)                                  The Environment, Safety and Reserves Committee is comprised of Harry B. Wheeler as Chairman, Douglas R. Martin and Eric P. Tremblay.

(4)                                  The Corporate Governance and Human Resources Committee is comprised of Douglas R. Martin as Chairman, Robert Normand and Derek J. M. Fortune.

(5)                                  Prior to the merger of Enerplus and EnerMark Income Fund on June 21, 2001, each of Derek J.M. Fortune and Robert Normand was a director of Enerplus Resources Corporation (“ERC”), the entity responsible for governance of Enerplus prior to the merger.  Mr. Fortune was a director of ERC since June 1992 and Mr. Normand was a director of ERC since March 1998.

If the Internalization Transaction is completed, beginning with the 2004 annual general meeting of the Fund’s Unitholders, EGEM will no longer be entitled to nominate any directors and Unitholders will be entitled to nominate all of the directors of EnerMark Inc.

The Board of Directors does not have an Executive Committee.  The information as to Trust Units beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of Enerplus, has been furnished by the respective directors individually.

3.             Nomination of Auditors

At the Meeting, Unitholders will be asked to appoint Deloitte & Touche LLP, Chartered Accountants, as auditors of the Fund until the next annual general meeting of Unitholders at a remuneration to be fixed by the directors of EnerMark Inc.  Deloitte & Touche LLP were first appointed auditors of the Fund by the directors of EnerMark Inc. effective July 3, 2002 to fill the vacancy created by the resignation of Arthur Andersen LLP as auditors of the Fund effective June 3, 2002, as Arthur Andersen LLP ceased to practice public accounting in Canada on that date.

4.             Management Internalization Transaction

Overview

On March 6, 2003, Enerplus announced that it had agreed to acquire all of the shares of Enerplus Global Energy Management Company, or EGEM, the company that currently manages the day-to-day operations and affairs of Enerplus, for cash consideration of $48,898,333, plus adjustments for the working capital of EGEM at the date the transaction is completed, scheduled to be April 23, 2003 (the “Closing Date”).  Additionally, EGEM agreed to fix the total management fees (including any performance fees) payable under the Management Agreement (as defined below) from January 1, 2003 to April 23, 2003 at $3,201,667.  This acquisition, together with certain related matters described below, is referred to as the “Internalization Transaction”.  Following completion of the Internalization Transaction, the external management fees currently paid by Enerplus to EGEM will be eliminated. All dollar amounts in this Information Circular are in Canadian dollars, unless otherwise noted.

The day-to-day operations of Enerplus are currently managed by EGEM pursuant to the Management, Advisory and Administration Agreement among EGEM, the Fund, EnerMark Inc., Enerplus Resources Corporation and CIBC Mellon Trust Company, as trustee of the Fund, dated June 21, 2001, as amended (the “Management Agreement”). For a description of the terms of the Management Agreement, see “Executive Compensation - Management Agreement” in this Information Circular and Proxy Statement as well as the Fund’s Renewal Annual Information Form dated April 10, 2002 (a copy of which may be viewed on Enerplus’ SEDAR profile at www.sedar.com).

Background to the Internalization Transaction

The Board of Directors has continuously monitored and had numerous discussions regarding the management fees paid by Enerplus to EGEM.  The mergers of Enerplus with Westrock Energy Income Fund I and Westrock Energy Income Fund II in 2000 and with EnerMark Income Fund in 2001 each included a significant restructuring of the management contracts and fee structures for Enerplus.  Throughout the latter half of 2002, several oil and gas trusts eliminated the payment of external management and transaction fees, and the Board of Directors recognized the expectations within the investment community for other energy trusts to similarly internalize management.  The Management Agreement is in effect for continuous three year terms, and the Board of Directors must annually review and determine, prior to March 31 of each year, whether the Management Agreement is to be extended for an additional year or terminated.

In December 2002, EGEM approached the Board of Directors with a proposal whereby the management of Enerplus would be “internalized” and external management fees would be eliminated.  As a result, an independent special committee (the “Special Committee”) was formed by the Board of Directors at a meeting held on December 12, 2002 to consider and, to the extent the Special Committee determined appropriate, negotiate the terms of a transaction which was consistent with the objectives of the Board of Directors.  The Special Committee consisted of Douglas R. Martin and Harry B. Wheeler as co-chairmen, together with Robert Normand.  Each member of the Special Committee is independent of and not associated with EGEM.

The Board of Directors directed the Special Committee to:

(a)                                  consider the internalization of the management functions of the Fund with a view to the long-term growth of the Fund and with the objective of retaining the current management group on a long term basis;

(b)                                 review and consider whether any proposed transaction is fair to, and in the best interests of, the Unitholders of the Fund, having regard to any factors which may be considered relevant by the Special Committee;

(c)                                  assess the fairness of the terms and conditions of any proposed transaction to the Unitholders, having regard to any factors considered relevant by the Special Committee, and in connection therewith, retain a recognized investment dealer or other financial advisor to assist the Special Committee in assessing the fairness, from a financial point of view, of any proposed transaction;

(d)                                 review and negotiate the terms of any proposed transaction and any agreements necessary to give effect thereto; and

(e)                                  determine whether or not to make a recommendation to the Board of Directors with respect to any proposed transaction.

The Special Committee retained Burstall Winger LLP, independent legal counsel, to provide legal advice in connection with the Special Committee’s mandate and to review and assist in the negotiation of any proposed transaction regarding EGEM.  The Special Committee also engaged RBC Dominion Securities Inc. (“RBC”) to provide financial advisory services and assistance to the Special Committee in evaluating any proposed transaction, including the preparation and delivery to the Special Committee, if requested, of RBC’s opinion as to the fairness of the consideration paid under the transaction, from a financial point of view, to the Fund (the “Fairness Opinion”).  The Special Committee formally met on numerous occasions, both independently and with management of Enerplus, and also engaged in separate ongoing discussions amongst themselves and with their legal counsel and financial advisor.  The Special Committee considered various alternative forms of an internalization transaction which would be consistent with the Board of Directors’ objectives and the Special Committee’s mandate and ultimately focused on the Internalization Transaction described in this Information Circular.  The terms and provisions of the Internalization Transaction, including the Share Purchase Agreement, were reviewed and negotiated by the Special Committee with representatives of EGEM (see “Details of the Internalization Transaction”).

In light of the factors described below, and having regard to the Fairness Opinion and the advice of the legal and financial advisors to the Special Committee, on March 5, 2003 the Special Committee recommended to the Board of Directors that the Board of Directors approve the terms of the Internalization Transaction and recommend the Internalization Transaction to the Unitholders of the Fund.  In particular, the Special Committee recommended that, subject to receipt of Unitholder approval, the Internalization Transaction include the acquisition of all of the outstanding shares of EGEM on the basis of $48,898,333 in cash, plus adjustments for EGEM’s working capital at the time the transaction is completed, all subject to the satisfaction or waiver of the other matters provided for in the Share Purchase Agreement (as defined and described below).

Purpose and Benefits of the Internalization Transaction and Recommendation of the Board of Directors of  EnerMark Inc.

The Board of Directors, based upon, among other things, the unanimous recommendation of the Special Committee and the Fairness Opinion, has determined that the Internalization Transaction is in the best interests of the Fund and the Unitholders and unanimously recommends that Unitholders vote in favour of the Internalization Transaction.  The members of the Board of Directors who are nominated by EGEM declared their interest and did not vote on the approval of the Internalization Transaction.  In coming to its conclusion and recommendations, the Special Committee, and subsequently the Board of Directors, considered a number of factors and benefits in the review, negotiation and subsequent approval of the Internalization Transaction, including the following:

(a)                                  the cost of the Internalization Transaction relative to both the historical and estimated future management fees payable under the Management Agreement, having regard to the anticipated future performance and growth of the Fund under the existing management group;

(b)                                 the Internalization Transaction will be accretive, on a per Trust Unit basis, to Enerplus’ net asset value and cash flow, with no adverse impact on the Fund’s intended distribution policy;

(c)                                  the certainty of cost to Enerplus and the management continuity resulting from the Internalization Transaction in comparison to the uncertainty of the termination fees, severance and termination costs and potential liabilities which may be payable as a result of terminating the Management Agreement;

(d)                                 the potential investor base of the Fund may be broadened by eliminating the fees payable and governance structure under the Management Agreement, which discouraged certain institutions from investing in the Fund, and may result in increased access to and a lower cost of capital for the Fund;

(e)                                  the elimination of external fees payable under the Management Agreement is anticipated to improve Enerplus’ competitiveness for future acquisitions and consolidations within both the income trust and exploration and production sectors, which should provide greater opportunities to add value for the benefit of Unitholders;

(f)                                    the Fund’s organizational structure and corporate governance will be simplified (including eliminating EGEM’s right to nominate three directors of EnerMark Inc. beginning at the 2004 annual general meeting) and will generally conform with a more standard Canadian corporate governance model;

(g)                                 the Special Committee and Board of Directors are satisfied with the performance of the present management group, and in conjunction with the Internalization Transaction the Board of Directors has taken steps to secure a long term commitment of the Fund’s existing management team;

(h)                                 the consideration paid in other recent energy trust management internalization transactions;

(i)                                     the terms of the Share Purchase Agreement and the Internalization Transaction, including the amendment to the Management Agreement to limit the management and performance fees that would otherwise be payable to EGEM from January 1, 2003 to April 23, 2003 to a total of approximately $3.2 million; and

(j)                                     the Fairness Opinion of RBC that the consideration paid under the Internalization Transaction is fair, from a financial point of view, to the Fund.

Based upon, among other things, the recommendation of the Special Committee formed to review and negotiate the Internalization Transaction, and the Fairness Opinion provided by RBC Dominion Securities Inc., the financial advisor to the Special Committee, the Board of Directors of EnerMark Inc. has determined that the Internalization Transaction is in the best interests of Unitholders and therefore unanimously recommends that Unitholders vote FOR the Internalization Transaction.

The Internalization Transaction must be approved by greater than 50% of the votes cast by Unitholders of the Fund at the Meeting.  The approval of the Internalization Transaction by Unitholders is a requirement of the Share Purchase Agreement and the Internalization Transaction will not be completed without such approval.  See “Interests of Related Parties and Insiders”.

Effect of the Internalization Transaction

The principal impact of the Internalization Transaction to the Fund will be the elimination, following the Closing Date, of all fees which are currently payable to EGEM under the Management Agreement.  The total fees paid by Enerplus to EGEM for 2002 were $21.6 million, including $9.2 million for the base management fee and $12.4 million for performance fees. For more information in respect of historical fees and other amounts paid to EGEM, see “Executive Compensation - Management Agreement” and Note 5 to the Fund’s audited consolidated financial statements for the year ended December 31, 2002.  As part of the Internalization Transaction, EGEM has agreed to fix the amount of all base management fees and any performance fees which are earned and payable from January 1, 2003 to April 23, 2003 at $3,201,667.  There will be no additional fees payable to EGEM in connection with the Internalization Transaction.  EnerMark Inc. believes that the acquisition of EGEM and consequent elimination of management fees will be accretive to cash flow, distributions to Unitholders and net asset value, particularly when viewed on a long term basis.

Additionally, following the Internalization Transaction, Enerplus will be managed by officers and employees of a wholly owned subsidiary of the Fund rather than an external management company.  Enerplus has taken steps to ensure the retention and continuity of the existing management and employees following the Internalization Transaction.  See “Retention and Long-Term Incentive Plans” below.

EGEM also currently manages a private pension resources corporation pursuant to a management agreement.  Following the Internalization Transaction, EGEM (under the ownership of Enerplus) will discuss various alternatives with the pension resources corporation as to future management arrangements.

Details of the Internalization Transaction

General

On March 6, 2003, EnerMark Inc., EnerMark Management Inc. (“AcquisitionCo”, which is a wholly owned subsidiary of the Fund), EnCap Holdings (Denmark) ApS (“EnCap”, which is an affiliate of El Paso Corporation of Houston, Texas and the shareholder of EGEM), and El Paso Corporation (“El Paso”) entered into a purchase and sale agreement (the “Share Purchase Agreement”) pursuant to which AcquisitionCo has agreed to purchase all of the issued and outstanding shares of EGEM (the “EGEM Shares”) for $48,898,333 in cash, plus adjustments for EGEM’s working capital balance at closing.  Additionally, EGEM has agreed to fix the amount of all fees payable under the Management Agreement for the period from January 1, 2003 to April 23, 2003 at $3,201,667.  Following completion of the Internalization Transaction, Enerplus intends to integrate the managerial operations of EGEM into Enerplus.

Share Purchase Agreement

In addition to providing for the purchase by AcquisitionCo of all of the EGEM Shares, the Share Purchase Agreement contains standard representations and warranties of AcquisitionCo and EnCap, including representations from EnCap relating to the business, operations, assets, liabilities and taxes of EGEM.  The representations and warranties survive for 18 months after the Closing Date with the exception of those relating to tax, which survive until the expiration of all reassessment periods.  EnCap has also agreed that, until the Closing Date, it will cause EGEM to conduct its business in the ordinary course and not enter into any transaction or agree to any matter which would be to the detriment of EGEM (and ultimately Enerplus).

Additionally, the Share Purchase Agreement contains indemnities by both AcquisitionCo and EnCap in favour of the other party in respect of breaches of representations, warranties or convenants by AcquisitionCo and EnCap, respectively, and in respect of existing or potential liabilities of EGEM.  The maximum total liability of AcquistionCo to EnCap, and vice versa, as a result of any claims arising out of the Share Purchase Agreement or the Internalization Transaction will not exceed $15 million, and no party will be entitled to be indemnified or reimbursed unless the liabilities which it sustains or incurs exceed, in the aggregate, $100,000.  All of the obligations of AcquisitionCo under the Share Purchase Agreement (including the indemnities and the accuracy and performance of all representations, warranties and covenants) are guaranteed by EnerMark Inc., and all of the similar obligations of EnCap under the Share Purchase Agreement are guaranteed by El Paso.

Completion of the Internalization Transaction is conditional on customary closing conditions, including receipt of all necessary governmental, regulatory and third party consents (including pursuant to the Competition Act (Canada) and Unitholder approval at the Meeting), no order or injunction having been issued or pending by any court, commission or regulatory authority, no material change having occurred in EGEM’s assets, business or affairs, and AcquisitionCo being satisfied with the results of its due diligence review of EGEM.

Other Matters

The amended and restated trust indenture dated June 21, 2001, as amended (the “Trust Indenture”), among CIBC Mellon Trust Company (the “Trustee”), EnerMark Inc. and Enerplus Resources Corporation, currently contains several references to “the Manager”, and several duties and obligations of the Trustee have been delegated to EGEM in the Trust Indenture.  At the appropriate time, the Trust Indenture will be amended to remove references to “the Manager” and ensure that the appropriate matters are delegated to EnerMark Inc., which will be fully responsible for the governance and day-to-day management of Enerplus.  Similarly, the royalty agreements and royalty indenture in place for Enerplus will be amended to replace references to “the Manager” and replace them with the appropriate party, being either EnerMark Inc. or Enerplus Resources Corporation. The governance agreement dated June 21, 2001 among the Fund, EnerMark Inc., Enerplus Resources Corporation, EGEM and CIBC Mellon Trust Company (the “Governance Agreement”) currently provides that EGEM is entitled to nominate three of the directors of EnerMark Inc.  Following the Closing Date, EGEM will deliver a waiver of its rights under the Governance Agreement in order to enable Unitholders to nominate all of the members of the Board of Directors of EnerMark Inc. commencing at the annual meeting of Unitholders to be held in 2004.  The Governance Agreement will be subsequently amended or terminated, as the directors of EnerMark Inc. may deem appropriate.

Required Approvals

It was concluded that the Internalization Transaction was subject to the provisions governing “related party transactions” within the meaning of Ontario Securities Commission Rule 61-501 and Québec Securities Commission Policy Q-27 because the transaction is between Enerplus and an affiliate of EGEM, which manages the operations of Enerplus under the Management Agreement. The Board of Directors appointed the Special Committee to review and negotiate the provisions of the Share Purchase Agreement and the Internalization Transaction and has complied with the disclosure requirements under the applicable policies.  The Internalization Transaction is exempt under the applicable policies from certain valuation and minority securityholder approval requirements as a result of the value of the consideration paid by the Fund in the Internalization Transaction not exceeding 25% of the market capitalization of the Fund. Notwithstanding that Unitholder approval is not required for the Internalization Transaction under the Trust Indenture or applicable securities laws and policies, the Board of Directors determined that it was desirable to seek Unitholder approval in respect of the transaction.  As a result, the Internalization Transaction will only proceed if is approved by a simple majority of 50% plus one vote of the votes cast by Unitholders at the Meeting.

Timing and Expenses of the Internalization Transaction

The Internalization Transaction will be completed on the Closing Date, which is expected to occur on April 23, 2003, if it is approved at the Meeting and all other conditions specified in the Share Purchase Agreement are satisfied or waived. The expenses of the Internalization Transaction to be incurred by EnCap, as selling shareholder of EGEM, will be paid by EnCap.  The expenses of the Internalization Transaction to be incurred by Enerplus including, without limitation, fees paid to the Special Committee, legal fees, financial advisor fees, and other costs associated with the Internalization Transaction, are estimated to be approximately $950,000.

Retention and Long-Term Incentive Plans

In conjunction with the Internalization Transaction, the Board of Directors has taken steps to ensure the retention and continuity of the current Enerplus management team.  Based on the recommendation of the Special Committee, the Board of Directors has agreed to the principal terms of a retention payment plan that will become effective upon completion of the Internalization Transaction.  The plan will be designed to provide incentives to the existing executive officers and employees of Enerplus to facilitate the transition from the current external management services provided by those officers and employees through EGEM to the internalized management structure that will exist if the Internalization Transaction is completed.

Under the retention payment plan, each current senior officer of EGEM will be entitled to receive certain retention payments, payable as to 50% on January 1, 2004 and 50% on January 1, 2005, provided they are still employed by Enerplus on those dates.  The eligible executives will receive aggregate retention payments  ranging from 75% to 200% of their current salary.  A minimum of 50% of the retention payments will be paid in Trust Units, and the executives can opt to receive up to the full amount of the retention payments in Trust Units.  Additionally, in order to further align the interests of the executive officers with those of Unitholders, Enerplus will pay each executive officer an additional number of Trust Units equal to 0.25 times the number of Trust Units that a particular executive officer elects to receive as full or partial payment for his or her retention payments.  All Trust Units paid pursuant to the retention payment plan will be purchased on the Toronto Stock Exchange and will not be issued from treasury, resulting in no dilution to Enerplus Unitholders.  All Trust Units paid under the plan must be held by the recipient for a minimum of one year before they can be sold.  Enerplus estimates that the total cost of the executive officer retention payments will be a maximum of approximately $3.7 million.

Additionally, all current employees of Enerplus, excluding the executive officers, will be eligible for a one time cash retention payment to be made six months following completion of the Internalization Transaction, as long as the employees are actively employed by Enerplus on the payment date.  The amount of the payment to each employee will be at the discretion of the Board of Directors in consultation with senior management.  Enerplus estimates that the total cost of the employee retention payments will be approximately $1 million.

Following completion of the Internalization Transaction, Enerplus also intends to implement a long-term incentive plan, entitled the “Full Value Unit Plan”, which is intended to further align the interests of the executive officers of Enerplus with those of the Unitholders.  A general description of the proposed long-term incentive plan is set forth under “Executive Compensation – Long-Term Incentive Plan”.  Enerplus also intends to enter into employment agreements with each of the executive officers involved in the management of the Fund and its subsidiaries.  See “Executive Compensation – Executive Employment Agreements” for a general description of the proposed agreements.

The foregoing retention payment plan, executive employment agreements and Full Value Unit Plan do not form part of the Internalization Transaction, and completion of the Internalization Transaction is not conditional upon those matters being completed or implemented by the intended Closing Date.  However, the Board of Directors intends to finalize and implement these compensation matters concurrently with completion of the Internalization Transaction.

Fairness Opinion

RBC was retained by the Special Committee on December 16, 2002 to provide financial advisory services and assistance to the Special Committee in evaluating the Internalization Transaction, including the preparation and delivery to the Special Committee, if requested, of RBC’s opinion as to the fairness of the consideration paid under the transaction, from a financial point of view, to the Fund.  The Special Committee and RBC entered into a formal engagement agreement dated December 16, 2002 (the “Engagement Agreement”).   The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services as financial advisor in connection with the provision of the Fairness Opinion that does not depend in whole or in part of the conclusions reached in the Fairness Opinion or the successful outcome of the Internalization Transaction.  In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses incurred in the performance of such services and to be indemnified in certain circumstances.

Neither RBC, nor any of its affiliates, is an insider, associate or affiliate (as such terms are defined in the Securities Act (Ontario)) of the Fund, EGEM, El Paso or any of their respective associates or affiliates.  RBC has not been engaged to provide any financial advisory services nor has it participated in any financing involving the Fund, EGEM, El Paso or any of their respective associates or affiliates within the past two years, other than the services provided under the Engagement Agreement and as described herein.  RBC participated in Trust Unit offerings of Enerplus of $207 million in November 2002, $127 million in September 2002, $93 million in November 2001 and $46 million in February 2001.  RBC participated in the offering of EnerMark Inc.’s US$175 million senior unsecured notes issued by way of a private placement in June 2002.  RBC participated in the unit offering for El Paso Energy Partners, L.P., an affiliate of El Paso Corporation (of which El Paso Corporation is the General Partner), of US$162 million in October 2001.  There are no understandings, agreements or commitments among RBC, the Fund, EGEM, El Paso or any of their respective associates or affiliates with respect to any future business dealings.  RBC may, in the future, in the ordinary course of business, perform financial advisory or investment banking services for the Fund, El Paso or any of their associates or affiliates.  The compensation of RBC under the Engagement Agreement does not depend in whole or in part on the conclusions reached in the Fairness Opinion or the successful outcome of the Internalization Transaction.  Royal Bank of Canada, the controlling shareholder of RBC, provides banking services to the Fund and El Paso in the normal course of business.

RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Fund or El Paso Corporation or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation.  As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Fund, El Paso or the Internalization Transaction.

In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Internalization Transaction will be met and that the disclosure provided in this Information Circular with respect to the Fund, EGEM and their subsidiaries and affiliates and the Internalization Transaction is accurate in all material respects.

The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Fund, EGEM and their respective subsidiaries and affiliates, as they were reflected in the information provided to RBC by the Fund and its subsidiaries and EGEM and as they have been represented to RBC in discussions with management of the Fund and its subsidiaries and EGEM.  In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control or RBC or any party involved in the Internalization Transaction.

On March 5, 2003, RBC indicated to the Special Committee that it would be in a position to provide the Special Committee with its opinion as to the fairness of the consideration paid under the Internalization Transaction, from a financial point of view, to the Fund.  The Fairness Opinion is subject to the assumptions, limitations and considerations contained therein and should be read in its entirety.  The Special Committee received the Fairness Opinion from RBC on March 10, 2003.

A copy of the Fairness Opinion is attached as Schedule “C” to this Information Circular.

Interests of Related Parties and Insiders in the Internalization Transaction

Directors and officers of EnerMark Inc. and officers of EGEM, who collectively own, directly or indirectly, or exercise control or direction over, an aggregate of 415,692 Trust Units, representing approximately 0.5% of the Trust Units outstanding on February 28, 2003, have indicated their intention to vote their Trust Units in favour of the Internalization Transaction.  Robert L. Zorich, a director of EnerMark Inc., is a managing director of EnCap Investments L.C.  Both EnCap Investments L.C. and EnCap Holdings (Denmark) ApS (the current shareholder of EGEM) are indirect subsidiaries of El Paso Corporation.  Except as disclosed elsewhere in this Information Circular, no other benefits, directly or indirectly, will be conferred on any director of EnerMark Inc. or any officer of EnerMark Inc. or EGEM as a result of the Internalization Transaction.

Text of Resolution

At the Meeting, the Fund’s Unitholders will be asked to consider and, if thought fit, to pass, an ordinary  resolution in the form set forth in Schedule “A” to approve the Internalization Transaction, including certain related matters, as described in this Information Circular.

Vote Required

The approval of the Internalization Transaction is by way of an ordinary resolution which must be passed by a simple majority of 50% plus one vote of the votes cast by Unitholders at the Meeting.

It is the intention of the persons named in the enclosed Form of Proxy, if named as proxy and not expressly directed to the contrary, to vote in favour of the resolution contained in Schedule “A” with respect to the Internalization Transaction.

5.                                      Amendments to Trust Unit Rights Incentive Plan and Trust Unit Option Plan

On June 21, 2001, Enerplus adopted a Trust Unit rights incentive plan (the “Incentive Plan”), which was approved by Unitholders at the same time as the merger of Enerplus and EnerMark Income Fund.  As described below (see “Executive Compensation - Trust Unit Option Plan” and “Executive Compensation - Trust Unit Rights Incentive Plan”), Enerplus also still has in place its former Trust Unit option plan (the “Option Plan”), which will be eliminated once all of the currently outstanding options (all of which were granted prior to the adoption of the Incentive Plan) are exercised or otherwise expire.

The purpose of the Incentive Plan is to provide effective long-term incentives to the directors of EnerMark Inc. and the officers and employees of Enerplus and EGEM and reward them on the basis of the long-term trading price and distributions paid on the Trust Units, which reflect the total return to Enerplus Unitholders.  The Incentive Plan is an important component of the overall compensation program of Enerplus, and in order to provide the Board of Directors with maximum flexibility in terms of granting rights under the Incentive Plan to both existing personnel and persons who may become part of the Enerplus organization in the future (including as a result of acquisitions by Enerplus), Enerplus proposes to replenish the total number of Trust Units reserved for issuance under the Incentive Plan (in combination with any options which remain outstanding under the Option Plan) to an amount equal to 5% of the Fund’s issued and outstanding Trust Units. The maximum number of Trust Units which may be reserved for issuance to the outside directors of EnerMark (which for greater certainty does not include directors who are also officers, employees or consultants of the Fund, EnerMark Inc. or EGEM) under the Incentive Plan is 0.25% of the Trust Units outstanding at the time of grant (on a non-diluted basis) less the aggregate number of Trust Units reserved for issuance to such directors under any other Trust Unit-based compensation arrangement.

The current number of Trust Units reserved for issuance under the Incentive Plan is 2,740,401 which, together with the 438,000 Trust Unit options outstanding at the date of the information circular for Enerplus’ 2001 annual general and special meeting, represented 5% of the outstanding Trust Units at that time.  Since then, the number of issued and outstanding Trust Units has increased to approximately 83,155,300 as of February 28, 2003.  Therefore, in order to maintain a 5% level of Trust Units available for issuance, a combined total of 4,157,765 Trust Units would have to be reserved and available for issuance under the Incentive Plan and the Option Plan.  As the number of options outstanding under the original Option Plan has decreased to 106,662, the number of Trust Units to be reserved and available for issuance under the Incentive Plan would have to accordingly be increased to 4,051,103 (an increase of 1,479,972 new Trust Units available for issuance less the 169,270 Trust Units issued upon the exercise of rights under the Incentive Plan as of February 28, 2003 and no longer available for issuance).  The 4,051,103 Trust Units that would be reserved and available for issuance under the Incentive Plan includes, and is not in addition to, the Trust Units that may be issued upon the exercise of currently issued rights under the Incentive Plan.

Text of Resolution

At the Meeting, the Fund’s Unitholders will be asked to consider and, if thought fit, to pass, an ordinary  resolution in the form set forth in Schedule “B” to amend Enerplus’ Incentive Plan to increase the number of Trust Units reserved for issuance under that plan to 4,051,103, and correspondingly amend Enerplus’ Option Plan to decrease the number of Trust Units available for issuance under that plan to 106,662, being the current number of options outstanding under that plan on February 28, 2003.

Vote Required

The approval of the amendments to the Incentive Plan and the Option Plan is by way of an ordinary resolution which must be passed by a simple majority of 50% plus one vote of the votes cast by Unitholders at the Meeting, other than votes cast by directors of EnerMark Inc. and the officers or any other insider of Enerplus or EGEM (including EGEM itself), and their respective associates (others than votes cast by such persons as proxy for otherwise eligible Unitholders).  It is the intention of the persons named in the enclosed Form of Proxy, if named as proxy and not expressly directed to the contrary, to vote in favour of the resolution contained in Schedule “B” with respect to the proposed amendments to the Incentive Plan and the Option Plan.

EXECUTIVE COMPENSATION

Management Agreement

General

EGEM has been retained by Enerplus and its operating subsidiaries pursuant to the Management Agreement to manage and administer the business and affairs of Enerplus and its subsidiaries, subject to the supervision of the Board of Directors.  EGEM is an indirect wholly owned subsidiary of El Paso Energy Corporation of Houston, Texas and EGEM’s head office is located at 3000 The Dome Tower, 333 - 7th Avenue S.W., Calgary, Alberta T2P 2Z1.  The directors of EGEM are Gordon J. Kerr and Robert R. Rooney (both of Calgary, Alberta) and Robert L. Zorich and Gary R. Petersen (both of Houston, Texas).  The senior officers of EGEM are Gordon J. Kerr, Heather J. Culbert, Garry A. Tanner, Eric P. Tremblay, Robert J. Waters, Ian M. Dundas, Wayne T. Foch, David A. McCoy, Rodney D. Gray and Christina S. Meeuwsen, all of Calgary, Alberta.  There were no amounts paid to EGEM by Enerplus in the year ended December 31, 2002 except for payments pursuant to the Management Agreement.

EGEM manages all operational aspects of Enerplus’ operating subsidiaries and administers all matters relating to the Fund.  However, significant decisions relating to Enerplus and its operating subsidiaries including, among other things, significant acquisitions or dispositions of properties or assets and the approval of budgets, credit facilities, securities offerings and corporate acquisitions, as well as the yearly renewal of the Management Agreement (as discussed below), are subject to the approval of the Board of Directors.

Management Fees

Under the Management Agreement, EGEM receives a base management fee of 2.75% of Enerplus’ operating income.  In addition, EGEM may receive performance fees based on both the total return of the Fund in any calendar year (the “Total Return Performance Fee”), and its relative performance in that year as compared to other senior oil and gas trusts (the “Relative Performance Fees”).  The performance fees can, in the aggregate,  range between 0% and 4% of the operating income of Enerplus.  EGEM is also reimbursed for all general and administrative costs incurred by it in performing its duties under the Management Agreement.  The management fee arrangements were designed to better align the interests of EGEM with the interests of Unitholders.

(a)           Total Return Performance Fee (minimum 0%, maximum 2% of the Fund’s operating income).

(i)                                     If the total return of the Trust Units in the period (based on the amount of distributions paid and appreciation in Trust Unit price) is less than the average daily yield on 10-year Government of Canada bonds plus 5%, then no Total Return Performance Fee will be paid (subject to the minimum payment described in (iv) below).

(ii)                                  If the total return of the Trust Units in the period exceeds the average daily yield on 10-year Government of Canada bonds plus 15%, then the Total Return Performance Fee will be 2% of the operating income of the Fund for that period.

(iii)                               If the total return of the Trust Units is between the average daily yield on 10-year Government of Canada bonds plus a factor of 5% to 15%, then a sliding scale calculation, ranging from 0% to 2% of the operating income of the Fund (subject to the minimum payment described in (iv) below), will be used.

(iv)                              Notwithstanding the above, if the total return of the Trust Units in the period exceeds 11%, then the Total Return Performance Fee will be a minimum of 0.5% of the Fund’s operating income for the period.

(b)           Relative Performance Fee (minimum 0%, maximum 2% of the Fund’s operating income).

The relative performance of Enerplus as compared to eight other qualifying Canadian conventional oil and gas trusts in the relevant period will be ranked based on distributions paid and unit price appreciation in that period.  The Relative Performance Fee will be calculated using a percentage equal to 2% divided by the number of trusts in the top half of the rankings multiplied by the number of rankings which Enerplus is below the number one ranking, and subtracting the product obtained thereby from 2%.  If the resulting value obtained is less than zero, then no Relative Performance Fee will be paid.  Otherwise the Relative Performance Fee will be the amount obtained by multiplying the resulting percentage (not to exceed 2% of the Fund’s operating income) by the operating income of the Fund.  In effect, Enerplus must rank at least fourth out of the eight largest trusts (including Enerplus) before any Relative Performance Fee is payable.

The fee arrangements under the Management Agreement are reviewed annually by the Board of Directors and EGEM.  In conjunction with the proposed Internalization Transaction, EGEM has agreed to fix all fees (including the base management fee and the performance fees) that would otherwise be payable by Enerplus to EGEM pursuant to the Management Agreement in the period from January 1, 2003 to April 23, 2003 at a total of $3,201,667.

For the year ended December 31, 2002, a total of $9.2 million was paid to EGEM for the base management fee, $7.1 million was paid as a total return performance fee and $5.3 million was paid as a relative performance fee, for a total of $21.6 million.  The total amount of the general and administrative expenses for which EGEM was reimbursed by Enerplus in respect of services provided by EGEM to Enerplus in 2002 was $36.7 million.  The management fees are described further in Note 5 to the Fund’s audited consolidated financial statements for the year ended December 31, 2002, which are contained in the Fund’s 2002 Annual Report.

Term and Termination

The Management Agreement is in effect for continuous three year terms. The term of the Management Agreement may be extended for an additional year by the Board of Directors prior to March 31 of each year so that the Management Agreement will always have a three year term.

Enerplus may terminate the Management Agreement through a variety of mechanisms, including (i) a resolution of the Board of Directors to not make the annual extension of the term of the Management Agreement, (ii) pursuant to an extraordinary resolution of the Fund’s Unitholders (meaning 66% of the votes cast), (iii) by the Board of Directors upon twelve months notice to EGEM, (iv) the Fund being terminated or wound-up pursuant to the terms of the Trust Indenture, or (v) all or substantially all of the Fund’s assets being sold, transferred or otherwise disposed of.

If the Management Agreement is terminated as a result of:

•      an extraordinary resolution of the Unitholders;

•      the Fund being terminated pursuant to the terms of the Trust Indenture; or

•      all, or substantially all, of the Fund’s assets being sold, transferred or otherwise disposed of,

then EGEM will be paid the base management fee and any performance fees (or the minimum Total Return Performance Fee where appropriate) owing up to the “effective date of termination”, which is the date on which EGEM’s services are to be terminated, including the date on which any notice to EGEM states the termination is to be effective under the Management Agreement.  EGEM will also be reimbursed for any general and administrative costs owing.  In addition, EGEM will be paid $40 million if the effective date of termination is before December 31, 2003.  Alternatively, if the effective date of termination is after December 31, 2003, then EGEM will be paid three times the annualized average of the base management fee paid to EGEM in the preceding eight quarters.

However, if the Management Agreement is terminated because:

•                  the Board of Directors resolves not to make the annual extension of the term of the Management Agreement; or

•      the Board of Directors provides EGEM with 12 months notice of termination,

then all payment obligations to EGEM will remain the same as above (with the effective date of termination being the end of the current term or the end of the twelve month notice period, respectively), except that Enerplus will owe two times the annualized average of the base management fee paid to EGEM in the preceding eight quarters, which will be payable at the end of the current term or twelve month period, as applicable, instead of the $40 million or three times the annualized fees under the scenarios described above.

Under any of the termination scenarios described above, EGEM will also be entitled to “termination costs.”  These termination costs will be equal to all costs, expenses and obligations that are incurred by EGEM within 90 days following the effective date of the termination of the Management Agreement, including termination or severance costs associated with terminated personnel and costs associated with cancelled leases or contracts that were entered into by EGEM to service the Management Agreement.  At present, essentially all of the officers and employees who manage the business and operations of Enerplus are employed through EGEM, and EGEM holds the lease for the office space used as Enerplus’ head office.

However, if EGEM institutes or consents to the filing of bankruptcy proceedings, seeks relief under bankruptcy laws, appoints or consents to the appointment of a receiver, makes an assignment for the benefit of its creditors, voluntarily suspends the transaction of its usual business or is declared bankrupt or insolvent, or if EGEM defaults in the performance of a material obligation under the Management Agreement which is not remedied within 60 days following receipt of notice of the default, the Management Agreement may be terminated without the payment of any such fees to EGEM.

Where EGEM reasonably believes, based on a publicly disclosed transaction, that the Management Agreement might be terminated as a result of a change in control of the Fund, then Enerplus shall place in escrow for EGEM the fees and compensation that it reasonably estimates will be payable, including, without limitation, the maximum permitted amount of termination costs.  If the Management Agreement is terminated, the escrow funds will be released to EGEM and an accounting will take place to determine the balance owed to, or owed by, EGEM.  If the Management Agreement is not terminated, the amounts in escrow will be returned to Enerplus.

The Management Agreement may be terminated by EGEM upon twelve months notice to Enerplus (i) if the Fund is terminated, (ii) if all or substantially all of the Fund’s assets are sold, transferred or otherwise disposed of, or (iii) if Enerplus defaults in the performance of a material obligation under the Management Agreement which is not remedied within 60 days following receipt of notice of default.

Miscellaneous

The Management Agreement may only be amended in writing by all the parties to the agreement.  The Board of Directors of EnerMark Inc. makes all decisions in respect of any such amendment on behalf of Enerplus.  The arrangement between EGEM and Enerplus is not to be construed as a partnership or joint venture between EGEM and Enerplus.  Enerplus does not have any understanding or agreement with any other entity for the purpose of that other entity furnishing compensation to officers or directors of EnerMark Inc., other than pursuant to the Management Agreement.

Compensation of Executive Officers

As it is a trust, the Fund itself does not directly employ any officers or employees and, as explained above, virtually all management functions are performed by EGEM pursuant to the Management Agreement.  Other than the President and Chief Executive Officer of EnerMark Inc. (the main operating subsidiary of the Fund), the officers of EnerMark Inc. do not receive any compensation directly from Enerplus for their services.  Gordon J. Kerr, the President and Chief Executive Officer of EnerMark Inc., received a total of $569,460 in cash compensation from Enerplus for services performed for Enerplus in the financial year ended December 31, 2002.

Trust Unit Option Plan

Historically, Enerplus has had in place a Trust Unit option plan (the “Option Plan”) to provide its directors and its and EGEM’s officers, employees and consultants with the opportunity to acquire Trust Units.  Concurrently with the merger with EnerMark Income Fund on June 21, 2001, Enerplus adopted a Trust Unit rights incentive plan to eventually replace the Option Plan, which is described in more detail below under the heading “Trust Units Rights Incentive Plan”.  However, all options granted under the Option Plan prior to June 21, 2001 will remain outstanding until their expiration but no additional options are intended to be granted under the Option Plan.  The aggregate number of Trust Units reserved for issuance under the Option Plan is 438,000, and as at February 28, 2003 there were a total of 106,662 options outstanding with exercise prices ranging from $17.10 to $22.90 and expiry dates ranging from December 31, 2003 to December 31, 2004.  At the Meeting, it is proposed that the aggregate number of Trust Units reserved for issuance under the Option Plan be reduced to the 106,662 options outstanding under the Option Plan on February 28, 2003.  See “Matters to be Acted Upon at the Meeting — Amendments to Trust Unit Rights Incentive Plan and Trust Unit Option Plan.”  Options granted under the Option Plan generally vest as to 33% per annum and expire at the end of the third calendar year following the year in which the options are granted.

No options were granted to the President and Chief Executive Officer pursuant to the Option Plan during the Fund’s most recently completed financial year.  The following table sets out for the President and Chief  Executive Officer (i) the value of all Trust Unit options exercised during the financial year ended December 31, 2002, calculated as the difference between the exercise price of the options and the closing price of the Trust Units on the Toronto Stock Exchange (the “TSX”) on the date of exercise, and (ii) the number and value of unexercised options as at December 31, 2002, based on the $28.05 closing price of the Trust Units on the TSX as of December 31, 2002.

Aggregated Trust Unit Option Exercises

During the Most Recently Completed Financial Year

and Financial Year-End Value of Options

Name	Trust Units Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options at Year-End (#) (Exercisable/Unexercisable)	Value of Unexercised in-the-Money Options at Year-End ($) (Exercisable/Unexercisable)
Gordon J. Kerr President and Chief Executive Officer	5,773	$73,606	6,092 / 2,083	$42,539 / $10,728

Trust Unit Rights Incentive Plan

On June 21, 2001, the Fund’s Unitholders approved the adoption of a Trust Unit rights incentive plan (the “Incentive Plan”) pursuant to which rights to acquire Trust Units may be granted to the directors of EnerMark Inc. and the officers and employees of Enerplus and EGEM.  The Incentive Plan is similar to the Option Plan, except that once the Fund’s distributions to Unitholders exceed 10% of the net property, plant and equipment account on Enerplus’ balance sheet, on a per unit basis, in a calendar year (adjusted as to 2.5% of the net property, plant and equipment, on a per unit basis, at the end of each calendar quarter), the exercise price of the rights are reduced by a corresponding per unit amount.  Rights granted under the Incentive Plan vest gradually beginning on the date that is one year after the date of grant to the date that is three years after the date of grant (in proportions determined by the Board of Directors), and the rights are exercisable until the end of the third calendar year following the year in which the applicable rights vest.

The maximum number of Trust Units which may be reserved for issuance to the outside directors of EnerMark (which for greater certainty does not include directors who are also officers, employees or consultants of the Fund, EnerMark Inc. or EGEM) under the Incentive Plan is 0.25% of the Trust Units outstanding at the time of grant (on a non-diluted basis) less the aggregate number of Trust Units reserved for issuance to such directors under any other Trust Unit-based compensation arrangement.  A total of 2,740,401 Trust Units are reserved for issuance under the Incentive Plan, and as of February 28, 2003 there were a total of 1,847,350 rights outstanding under the Incentive Plan at exercise prices ranging from $24.17 to $27.19.  At the Meeting, it is proposed that the number of Trust Units reserved and available for issuance under the Incentive Plan be increased to 4,051,103 (which, together with the 106,662 Trust Units proposed to be reserved for issuance under the Option Plan, will not exceed 5% of the Fund’s issued and outstanding Trust Units).  See “Matters to be Acted Upon at the Meeting – Amendments to Trust Unit Rights Incentive Plan and Trust Unit Option Plan.”

A summary of the rights granted to the President and Chief Executive Officer pursuant to the Incentive Plan during the most recently completed financial year is shown in the following table.

Trust Unit Rights Granted During the Most Recently Completed Financial Year

Name	Trust Units Under Rights Granted(1)	% of Total Rights Granted to Employees in Financial Year	Exercise Price ($/Trust Unit) (1)	Market Value of Trust Units Underlying Rights on the Date of Grant ($/Trust Unit)	Expiration Date(2)
Gordon J. Kerr President and Chief Executive Officer	40,000	4.58%	$26.09	$26.09	December 31, 2006 to December 31, 2008

Notes:

(1)                                  Since their original grant on December 6, 2002, the exercise price of the rights has not been reduced in accordance with the Incentive Plan.  The first eligible exercise price reduction date is April 2, 2003.

(2)                                  Approximately one-third of the rights are scheduled to vest on December 4, 2003 and expire on December 31, 2006; one-third of the rights are scheduled to vest on December 4, 2004 and expire on December 31, 2007; and one-third of the rights are scheduled to vest on December 4, 2004 and expire on December 31, 2008.

The following table sets out for the President and Chief Executive Officer (i) the value of all rights exercised during the financial year ended December 31, 2002 (of which there were none), calculated as the difference between the exercise price of the rights at the time of exercise and the closing price of the Trust Units on the TSX on the date of exercise, and (ii) the number and value (including any reduction in the exercise price) of unexercised rights as at December 31, 2002, based on the $28.05 closing price of the Trust Units on the TSX as of December 31, 2002.

Aggregated Trust Unit Rights Exercised

During the Most Recently Completed Financial Year

and Financial Year-End Value of Rights

Name	Trust Units Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Rights at Year-End (#) (Exercisable/ Unexercisable)	Value of Unexercised in-the-Money Rights at Year-End ($) (Exercisable/Unexercisable)
Gordon J. Kerr President and Chief Executive Officer	Nil	Nil	40,000 / 80,000	$155,200 / $233,600

Composition of the Corporation Governance and Human Resources Committee

The Board of Directors has a Corporate Governance and Human Resources Committee which works with EGEM to review and assist in determining the executive compensation policy for the executives who provide services to Enerplus.  The Corporate Governance and Human Resources Committee consists of Douglas R. Martin, as Chairman, Robert Normand and Derek J.M. Fortune, each of whom is an unrelated director of EnerMark Inc.

Remuneration of Directors

The Board of Directors is currently composed of eight directors, five of which are independent directors.  The directors of EnerMark Inc., except for the three directors who are members of management or nominees of EGEM, receive an annual retainer of $15,000 per annum, other than the Chairman of the Board of Directors who receives an annual retainer of $42,000.  In addition, those directors acting as chairman of a committee receive an additional amount of $8,000 per annum and each director, except for the three directors nominated by EGEM, receives $1,000 for each meeting of the Board of Directors or any committee which they attend.  Directors are also reimbursed for travel expenses related to their attendance at such meetings.  During the last completed financial year, Enerplus paid a total of $145,250 to its directors for their annual retainer, and a total of $109,000 to its directors for their attendance at meetings of the Board of Directors and its committees.

Performance Chart

The following graph illustrates changes from December 31, 1997 to December 31, 2002 in cumulative total return to the Enerplus Unitholders, assuming an initial investment of $100 in Trust Units with all cash distributions reinvested, compared to the S&P/TSX Composite Index and the S&P/TSX Oil and Gas Exploration and Production Index, with all their respective dividends and distributions reinvested.

Executive Employment Agreements

Enerplus currently is not a party to any employment or change of control agreements with the executives who provide services to Enerplus.  However, Enerplus intends to enter into employment agreements with each of the executive officers involved in the management of the Fund and its subsidiaries in order to formalize the compensation arrangements for the executive officers.  Although not yet finalized, the executive employment agreements will generally provide for the compensation of each officer, as well as the provision of certain notice periods or payments if the executive’s employment is terminated following a change of control of the Fund or in certain other circumstances.

Long-Term Incentive Plan

The Board of Directors has agreed to the principal terms of a long-term incentive plan to be adopted by Enerplus, entitled the “Full Value Unit Plan”.  This plan is intended to further align the interests of the executive officers of Enerplus with those of the Unitholders by rewarding participants on the basis of the Fund’s performance over a three year period.  The actual level of compensation paid out in a particular year pursuant to the Full Value Unit Plan will depend on the “total return” realized on Enerplus Trust Units over a trailing three year period and the “relative performance” of the Fund over that same period, with each given an equal weighting.

The “total return” over a three year period will be calculated by dividing the total of the cash distributions received during the three years plus the total Trust Unit price appreciation (or depreciation) during the period by the Trust Unit price at the beginning of the relevant three year performance period, using a weighted average trading price in each case.  The “relative performance” will be measured as the Fund’s ranking, by way of “total return” over the period as described above, relative to a peer group of the eight largest Canadian conventional oil and gas trusts, including the Fund.  The compensation paid to an executive pursuant to the Full Value Unit Plan in any year may be paid in cash or in Trust Units, and Enerplus will pay an additional number of Trust Units equal to 0.25 times the number of Trust Units elected by the executive, which will be subject to a one year escrow period.  Any Trust Units paid pursuant to the Full Value Unit Plan will be purchased on the Toronto Stock Exchange and will not be issued from treasury, so Unitholders will not experience any dilution as a result of the plan.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

None of the directors or proposed directors of EnerMark Inc. or the senior officers of EnerMark Inc. or EGEM, or any associate or affiliate of the foregoing, has been indebted to Enerplus at any time since January 1, 2002.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the knowledge of the Board of Directors and management of Enerplus, none of the directors or proposed directors of EnerMark Inc. or the senior officers of EnerMark Inc. or EGEM, or any associate or affiliate of the foregoing, has had any material interest, direct or indirect, in any material transaction with Enerplus since January 1, 2002 or in any proposed transaction that would materially affect Enerplus, except as described elsewhere in this Information Circular and with respect to management services provided by EGEM to Enerplus. Pursuant to the Management Agreement, EGEM provides management, advisory and administration services to Enerplus in respect of which management fees are paid to EGEM.  EGEM is also entitled to reimbursement of general and administration costs incurred in carrying out such management functions.  See “Executive Compensation – Management Agreement.”

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Every issuer that is listed on the Toronto Stock Exchange (the “TSX”) must disclose on an annual basis its approach to corporate governance with specific reference to 14 guidelines adopted by the TSX in 1995.  As a result of the increasing importance being placed on corporate governance, the TSX is in the process of revising its corporate governance disclosure guidelines. The table below discloses the Fund’s compliance with the existing 14 guidelines, and additional comments have been added, where appropriate, to address recent proposed amendments to the TSX’s corporate governance guidelines and corresponding required disclosure.  Enerplus’ governance practices are consistent with the existing TSX corporate governance guidelines and Enerplus will continue to monitor the proposed changes to the TSX’s guidelines to ensure that compliance continues in the future.  Additionally, as the Fund is a United States registrant, it has certain mandated corporate governance practices and disclosure obligations under the United States Sarbanes-Oxley Act.

Enerplus is a trust, and as a result the corporate governance structure of Enerplus is not the same as for a conventional corporation.  The Board of Directors of EnerMark Inc. (the primary operating subsidiary of the Fund) is responsible for governance of Enerplus, including the supervision of EGEM in carrying out its duties pursuant to the Management Agreement.  The Board believes that good corporate governance requires proper structure and a need to conform to the best corporate governance practices and principles.  Unitholders are directed to the Fund’s Annual Report for the year ended December 31, 2002, which contains an additional overview of Enerplus’ corporate governance procedures and a description of the composition, mandates and activities of the committees of the Board of Directors.

TSX GUIDELINES	ENERPLUS COMPLIANCE	COMMENTS
1. The Board should explicitly assume responsibility for the stewardship of the Fund, including:	Yes

The Board supervises the management of the Fund, directly and through its Board committees, with the goal of enhancing Unitholder value.  It delegates to management the authority and responsibility for day-to-day affairs and reviews management’s performance and effectiveness.

(a) adoption of a strategic planning process;	Yes

The Board has adopted a formal mandate setting out its responsibilities, a copy of which is available on Enerplus’ web site.  The Board adopts, reviews and monitors Enerplus’ strategic planning process, taking into account the opportunities and risks of the business, and sets goals and objectives for Enerplus, which it expects to be achieved by management of EnerMark Inc. and EGEM. This is an ongoing process which is formally dealt with at a special strategic planning session meeting held in the fourth quarter of each year and which provides directors with the opportunity to give constructive feedback to management.

(b) the identification of principal risks and implementing risk management systems;	Yes

The Board considers the principal risks of Enerplus’ business and monitors its strategic planning process and hedging and derivatives policies and transactions through the Audit and Risk Management Committee, which approves corporate policies and other risk management controls as are considered by the committee to be appropriate for prudent business practice. Some of the risks are monitored by the Board through the Environment, Safety and Reserves Committee.  This committee delivers a written integrated health, safety and environment report, signed by the Chief Operating Officer, to the board twice per year.

(c) succession planning, including nominating, training and monitoring senior management;	Yes

Succession planning is carried out through the Corporate Governance and Human Resources Committee with the subsequent approval of the full Board.  The committee reviews succession planning for senior management, monitors and recommends development of senior management to the Board.

TSX GUIDELINES	ENERPLUS COMPLIANCE	COMMENTS
(d) a communication policy; and	Yes

The Board has approved a Continuous Disclosure Policy which is reviewed annually and covers the timely dissemination of all material information as well as communications with analysts and other members of the investment community.  In January 2003, the Fund formed a Disclosure Committee composed of senior officers of Enerplus. This committee’s obligations include the responsibility for internal control procedures, all periodic reports, all reports currently filed with the SEC, press releases containing financial information or providing earnings guidance, presentations to analysts, investor conferences and rating agencies, road show presentations and the Fund’s web site.Additionally, the Board reviews and approves the contents of all significant disclosure documents, including the annual and quarterly reports, financial statements, annual information forms, circulars and press releases with respect to material events for Enerplus.  In addition, Enerplus, through its Investor Relations Department, will respond to any inquiries from any Unitholder.  The President and Chief Executive Officer, the Senior Vice President of Capital Markets and the Vice President, Investor Relations of EnerMark Inc. and EGEM are responsible for most Unitholder communications and any concerns brought to their attention are discussed at the next meeting of the Board.  Enerplus maintains an extensive investor relations web site and any major developments are broadcast through a live conference call and are promptly made available on the Internet or via telephone.

(e) the integrity of internal control and management information systems.	Yes

The Board, through its committees, has established an effective system for monitoring the implementation of corporate strategies. Through its Audit and Risk Management Committee, the Board keeps abreast of the implementation by management of all systems of internal control.  The Audit and Risk Management Committee meets regularly with the Senior Vice President and Chief Financial Officer and the auditors to assess the adequacy and effectiveness of internal controls and management information systems.

2. A majority of directors should be unrelated.	Yes

Enerplus and the Board have reviewed the definition of  “unrelated director” in the most recent proposed TSX corporate governance guidelines and concluded that five directors are “unrelated directors” and three directors are “related directors”, as outlined below.

3. Disclose for each director whether he or she is related (including any relationship between Enerplus and the directors).	Yes	André Bineau	Unrelated

		Derek J.M. Fortune	Unrelated

		Gordon J. Kerr	Related	President and Chief Executive Officer of EnerMark Inc. and EGEM

		Douglas R. Martin	Unrelated

TSX GUIDELINES	ENERPLUS COMPLIANCE	COMMENTS
		Robert Normand	Unrelated

		Eric P. Tremblay	Related	Senior Vice President of Capital Markets of EnerMark Inc. and EGEM

		Donald West	Unrelated	(Proposed New Director)

		Harry B. Wheeler	Unrelated

		Robert L. Zorich	Related	Nominee of EGEM

4. The Board should appoint a committee of directors:

(a) composed exclusively of outside, non-management directors, a majority of whom are unrelated directors;	Yes	The Board has appointed three unrelated directors to the Corporate Governance and Human Resources Committee.

(b) with the responsibility for proposing to the Board new nominees and assessing the effectiveness of the Board on an ongoing basis.	Yes

The Corporate Governance and Human Resources Committee assesses the effectiveness of the Board and its committees on an ongoing basis and recommends candidates for filling vacancies on the Board and its committees.  The mandate of the Corporate Governance and Human Resources Committee is more fully described under the heading “Statement of Corporate Governance Practices” in the Fund’s Annual Report.

5. The Board should implement a process for assessing the effectiveness of the Board as a whole, its committees and the contribution of individual directors.	Yes

The Corporate Governance and Human Resources Committee is mandated to monitor the quality of the relationship between management and the Board and its committees and make recommendations when appropriate. Each year, the Corporate Governance and Human Resources Committee reviews the credentials and performance of nominees proposed for re-election to the Board.  As well, it conducts a written evaluation of the performance and effectiveness of the Board and its committees, along with self-assessments for Board members.

6. The Board should provide orientation and education programs for new recruits to the Board.	Yes

A director’s corporate governance manual, which is reviewed and updated on an ongoing basis, is provided to both new and existing directors.  New directors meet with the Chairman of the Board and senior management to discuss and familiarize themselves with the business and activities of Enerplus.  An overview of the manual, with a focus on the Enerplus corporate governance system, including roles, responsibilities and liabilities of directors, is provided on an ongoing basis.  As well, regular  environment and safety field trips are organized for all directors.

7. The Board should examine its size with a view to facilitating effective decision-making.	Yes

The size and composition of the Board is reviewed annually by the Board and an ongoing basis by the Corporate Governance and Human Resources Committee.  Enerplus has reviewed and is satisfied with the size and composition of its Board.  A board must have enough directors to carry out its duties, including the composition of its committees, efficiently. The Board is comprised of eight directors, all of whom have extensive and diverse business experience in the oil and gas industry.

8. The Board should review the adequacy and form of compensation of directors and ensure it realistically reflect the risks and responsibilities involved in being an effective director.	Yes

The Corporate Governance and Human Resources Committee, which is composed entirely of unrelated directors, is mandated to annually review the amount and the form of directors’ compensation.  This committee also conducts an annual survey to ensure that directors’ compensation is consistent with industry standards.  As part of the survey, the committee considers the time commitment, risks and responsibilities of directors.  The directors receive both a cash retainer and participate in the Fund’s trust unit option plan and trust unit rights incentive plan.

9. Committees of the Board should generally be composed of outsided, non-management directors, a majority of whom are unrelated directors.	Yes

The Corporate Governance and Human Resources Committee and Audit and Risk Management are composed solely of unrelated directors. The Environment, Safety and Reserves Committee contains one nominee of EGEM.  The Board believes that because the other two members (including the Chairman) of this committee are unrelated, the independence of this committee is not compromised and that the industry knowledge of the related director benefits the review and decision processes of this committee.

10.  The Board should expressly assume responsibility for, or appoint a committee responsible for, the Fund’s approach to governance issues. This committee would, among other things, be responsible for the corporation’s response to these governance guidelines.

Yes

The Corporate Governance and Human Resources Committee is mandated to be responsible for the governance of the Board including the responsibility to review the mandate and charter of the Board’s committees, recommending changes to size and composition of the Board and its committees and generally implementing good corporate governance practices, including the response to the TSX corporate governance guidelines.

11.  The Board, together with the CEO, should develop position descriptions for the Board and for the CEO, including the definition of the limits to management’s responsibilities.  In addition, the Board should approve or develop the corporate objectives which the CEO is responsible for meeting.

Yes

The Board believes only in a management team of the highest calibre and delegates specific duties and responsibilities to Board committees and management and imposes expenditure and other limitations.  Management’s discretion is limited in some matters by materiality or dollar thresholds which determine when Board approval is required.  For example, such thresholds exist for acquisitions and divestments.  Any duty or responsibility which is not delegated to senior management or a committee remains with  the Board. The Chief Executive Officer, together with senior management, ensures that the corporate objectives developed annually with the Board are met to enhance Unitholder value.Annually, the Board will assess the Chief Executive Officer’s performance against corporate objectives set and approved by the Board at a strategic planning session.

12. The Board should have in place appropriate structures and procedures to ensure that the Board can function independently of management.	Yes

The Board meets independently of management after each scheduled Board meeting and whenever it is required.  As well, the Chairman of the Board is not a member of management and also serves as the Chairman of the Corporate Governance and Human Resources Committee.

13.  The audit committee should be composed only of outside directors.  The roles and responsibilities of the audit committee should be defined so as to provide appropriate guidance to audit committee members as to their duties.  The audit committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate.  The audit committee duties should include oversight responsibility for management reporting on internal control.  While it is management’s responsibility to design and implement an effective system of internal control, it is the responsibility of the audit committee to ensure that management has done so.

Yes

The Audit and Risk Management Committee is composed solely of outside and unrelated directors. Each member is “financially literate” and two members have “accounting or related financial expertise”, as those terms are defined in the most recent TSX proposed guidelines.  The Chairman of the Committee has a CA designation and one other member has a CFA designation.

The Audit and Risk Management Committee reviews and recommends to the Board the approval of the annual and interim financial statements, has direct authority to formulate recommendations to the Board with respect to the external auditors’ appointment and remuneration for audit and audit related services and ensure their independence throughout the process by pre-approving unrelated audit services, where applicable, recommends the approval of audit plans of Enerplus’ auditors, communicates directly with the auditors and reviews programs and policies regarding the effectiveness of internal controls over Enerplus’ accounting and financial reporting systems.

The Audit and Risk Management Committee reviews, with the external auditors, the use by management of generally accepted accounting principles, their consistent application and their appropriateness.

The Audit and Risk Management Committee also reviews, together with the full Board, the hedging and derivatives policies of, and transactions entered into by, the internal risk management committee.  The Audit and Risk Management Committee meets a minimum of four times a year and meets with the external auditors, independently of management, after each scheduled committee meeting.

14.  The Board should implement a system to enable individual directors to engage external advisors at Enerplus’ expense in appropriate circumstances and subject to the approval of an appropriate subcommittee of the Board.

Yes	Individual directors can engage external advisors, at the expense of Enerplus, with the prior authorization of the Board.

INTERESTS OF CERTAIN PERSONS AND
COMPANIES IN MATTERS TO BE ACTED UPON

To the knowledge of Enerplus, none of the directors or proposed directors of EnerMark Inc., the senior officers of EnerMark Inc. or EGEM or anyone who has held such offices since the beginning of Enerplus’ last financial year, or any affiliate or associate of the foregoing, has any material interest, direct or indirect, in any matter to be acted upon at the Meeting, except as otherwise disclosed herein.

OTHER MATTERS

As of the date of this Information Circular, neither the Board of Directors or management of Enerplus knows of any amendment, variation or other matter to come before the Meeting other than the matters referred to in the Notice of Meeting.  If any other matter properly comes before the Meeting, however, the accompanying proxies will be voted on such matter in accordance with the best judgment of the person or persons voting the proxies.

DIRECTORS’ APPROVAL

The contents and sending of this Information Circular have been approved by the directors of EnerMark Inc.

CERTIFICATE

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

“Gordon J. Kerr”	“Robert J. Waters”

Gordon J. Kerr President and Chief Executive Officer of EnerMark Inc.	Robert J. Waters Senior Vice President and Chief Financial Officer of EnerMark Inc.

Calgary, Alberta

March 10, 2003

SCHEDULE “A”

RESOLUTION OF THE UNITHOLDERS

OF ENERPLUS RESOURCES FUND

TO APPROVE  THE INTERNALIZATION TRANSACTION

BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1.                                       The Internalization Transaction described in the Information Circular be and is hereby approved and Enerplus is, directly or indirectly, hereby authorized to do the following:

(a)                             acquire, directly or indirectly, all of the issued EGEM Shares for $48,898,333 in cash, plus or minus working capital adjustments for EGEM on the Closing Date, upon the terms and conditions set out in the Share Purchase Agreement, as may be amended from time to time in accordance with its terms;

(b)                               to execute and deliver all agreements or other documents and do all things provided for, or contemplated by, the Share Purchase Agreement or the Information Circular in connection with the Internalization Transaction; and

(c)                                to make any amendments to the Trust Indenture and any other agreements to which the Fund, EnerMark Inc., or Enerplus Resources Corporation (“ERC”) is a party (including, without limitation, the Management Agreement, the Governance Agreement and any royalty agreements or indentures) as the directors of EnerMark Inc. may deem necessary or desirable to effect the completion of the Internalization Transaction, at such times and on such terms as the directors of EnerMark Inc. may deem necessary or desirable;

2.                                       Implementation of the Internalization Transaction shall be conditional upon the completion of the transactions contemplated in the Share Purchase Agreement, as may be amended from time to time, by the parties thereto in accordance with the terms thereof and the satisfaction of the covenants and agreements contained therein to the extent not waived by any of the parties to the Share Purchase Agreement;

3.                                       CIBC Mellon Trust Company (the “Trustee”), as trustee of the Fund, and any director or officer of EnerMark and ERC, as applicable, are authorized and directed to enter into, execute and deliver an amended and restated Trust Indenture which incorporates the amendments to the Trust Indenture and any other relevant agreement described above and to execute and deliver all documents and to do all such other things as are necessary or desirable to give effect to the foregoing amendments and resolutions, and any director or officer of EnerMark Inc. or ERC is authorized to settle the definitive terms of the amended and restated Trust Indenture and such other documents referred to herein, and such documents as executed shall be deemed to be the documents authorized by this resolution;

4.                                       Notwithstanding the foregoing, the Trustee and the directors of EnerMark are hereby authorized to revoke this ordinary resolution before it is acted upon without further approval of the Unitholders of the Fund if they determine the same to be necessary or desirable and in the best interests of the Fund and the Unitholders; and

5.                                       All capitalized terms not otherwise defined in this resolution have the meaning ascribed thereto in the Information Circular and Proxy Statement of Enerplus Resources Fund dated March 10, 2003.

A-1

SCHEDULE “B”

RESOLUTION OF THE UNITHOLDERS

OF ENERPLUS RESOURCES FUND

 TO AMEND TRUST UNIT RIGHTS INCENTIVE PLAN

AND TRUST UNIT OPTION PLAN

BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1.                                       The number of Trust Units reserved and available for issuance under the Trust Units Rights Incentive Plan (the “Incentive Plan”) of Enerplus Resources Fund (“Enerplus”) be increased to 4,051,103, and the number of Trust Units reserved and available for issuance under Enerplus’ Trust Unit Option Plan (the “Option Plan”) be decreased to 106,662, and the Incentive Plan and the Option Plan be amended to reflect such changes.

2.                                       Any director or officer of EnerMark Inc. be authorized to do all such things and execute all documents and instruments as may be necessary or desirable to give effect to this resolution.

B-1

[LETTERHEAD]	SCHEDULE “C” FAIRNESS OPINION OF RBC DOMINION SECURITIES INC.	RBC Dominion Securities Inc. Suite 1100, Bankers Hall West 888 - 3 Street S.W. Calgary, Alberta T2P 5C5 Tel: (403) 299-7111 Fax: (403) 299-6900

March 10, 2003

The Special Committee of the Board of Directors

EnerMark Inc.

Suite 3000

333-7th Avenue SW

Calgary, Alberta

T2P 2Z1

To the Special Committee:

RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, understands that EnerMark Inc. (the “Company”), a wholly owned subsidiary of Enerplus Resources Fund (“Enerplus” or the “Fund”), EnerMark Management Inc. (the “Purchaser”), a wholly owned subsidiary of the Fund, El Paso Corporation (“El Paso”) and its wholly owned subsidiary EnCap Holdings (Denmark) ApS (“EnCap”), the owner of all of the shares of Enerplus Global Energy Management Company (“EGEM”), have entered into a purchase and sale agreement (the “Purchase Agreement”), in respect of a proposed acquisition by the Purchaser (the “Transaction”) of all of the outstanding shares of EGEM, from EnCap, in exchange for approximately $48.9 million in cash. EGEM provides management and administrative services to the Fund and its subsidiaries pursuant to the Management, Advisory and Administration Agreement dated June 21, 2001, as amended (the “Management Agreement”). The purchase price is subject to a working capital adjustment that will be made at the closing of the Transaction, anticipated to be April 23, 2003 (“Closing”). The terms of the transaction will be more fully described in a management information circular (the “Circular”), which will be mailed to the unitholders of the Fund in connection with the Transaction.

A committee (the “Special Committee”) of members of the board of directors (the “Board”) of the Company, who are independent of EGEM and not executive officers of the Fund or its subsidiaries, has been constituted to consider the Transaction and make recommendations thereon to the Board. The Special Committee has retained RBC to provide advice and assistance to the Special Committee in evaluating the Transaction, including the preparation and delivery to the Special Committee, if requested, of RBC’s opinion as to the fairness of the consideration paid under the Transaction, from a financial point of view, to the Fund (the “Fairness Opinion”). The Fairness Opinion has been prepared in accordance with the guidelines of the Investment Dealers Association of Canada. RBC has not prepared a valuation of EGEM, the Fund, its subsidiaries, or any of their respective securities or assets and the Fairness Opinion should not be construed as such.

RBC was instructed by legal counsel to the Fund that the Transaction is a “related party transaction” within the meaning of Rule 61-501 of the Ontario Securities Commission and Quebec Securities Commission Policy Statement Q-27 (collectively, the “Policies”). We understand that the Fund and its subsidiaries intend to rely on an exemption from the formal valuation and minority approval requirements of the Policies on the basis that the consideration paid under the Transaction is less than 25% of the market capitalization of the Fund.

Engagement

The Board initially contacted RBC regarding a potential advisory assignment on December 16, 2002, and RBC was formally engaged by the Special Committee through an agreement between the Company and RBC (the “Engagement Agreement”) dated December 16, 2002. The terms of the Engagement Agreement provide that RBC is to be paid a flat fee for the Fairness Opinion. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Fund and its subsidiaries in certain circumstances. RBC consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the Circular and to the filing thereof, as necessary, by the Fund or its subsidiaries with the securities commissions or similar regulatory authorities in each province of Canada.

Relationship With Interested Parties

Neither RBC, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of the Fund, EGEM, El Paso or any of their respective associates or affiliates. RBC has not been engaged to provide any financial advisory services nor has it participated in any financing involving the Fund, EGEM, El Paso, or any of the respective associates or affiliates, within the past two years, other than the services provided under the Engagement Agreement and as described herein. RBC participated in unit offerings of Enerplus of $207 million in November 2002, $127 million in September 2002, $93 million in November 2001 and $46 million in February 2001. RBC participated in the Company’s US$175 million senior unsecured notes issue by way of a private placement in June 2002. RBC participated in the unit offering for El Paso Energy Partners, L.P., an affiliate of El Paso (of which El Paso is the General Partner), of US$162 million in October 2001. There are no understandings, agreements of commitments among RBC, the Fund, EGEM, El Paso, or any of their respective associates or affiliates with respect to any future business dealings. RBC may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Fund, El Paso or any of their associates or affiliates. The compensation of RBC under the Engagement Agreement does not depend in whole or in part on the conclusions reached in the Fairness Opinion or the successful outcome of the Transaction. Royal Bank of Canada, controlling shareholder of RBC, provides banking services to the Fund and El Paso in the normal course of business.

RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Fund, El Paso or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Fund, El Paso, or any of their respective associates or affiliates or the Transaction.

Credentials of RBC Dominion Securities

RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

RBC CAPITAL MARKETS

Scope of Review

In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

1.               the most recent draft, dated March 5, 2003 of the Purchase Agreement;

2.               the most recent draft, dated March 3, 2003 of the Circular (the “Draft Circular”);

3.               audited financial statements of the Fund for each of the years ended December 31, 1999 through December 31, 2001;

4.               annual reports of the Fund for each of the years ended December 31, 1999 through December   , 2001;

5.               unaudited financial statements of the Fund for the year ended December 31, 2002;

6.               unaudited interim reports of the Fund for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

7.               the Information Circular and Proxy Statements of the Fund for each of the years ended December 31, 2000 and December 31, 2001;

8.               annual information forms of the Fund for each of the years ended December 31, 2000 and December 31, 2001;

9.               projections for the Fund prepared by management for the years ending December 31, 2003 and December 31, 2007;

10.         the final short form prospectus of the Fund dated November 25, 2002 and the supplemented short form prospectus dated November 25, 2002;

11.         independent valuations of Enermark Income Fund and Enerplus prepared by Sayer Securities Limited (“Sayer”) in connection with the merger between Enermark Income Fund and Enerplus, dated May 10, 2001 (the “Sayer Valuations”);

12.         the Information Circular and Proxy Statement of the Fund in connection with the merger between Enermark Income Fund and Enerplus, dated May 14, 2001;

13.         unaudited financial statements of EGEM for each of the years ended December 31, 2001 and December 31, 2002;

14.         unaudited financial statements of Enerplus Pension Resource Corporation IV (“EPRC IV”) a corporation managed by EGEM;

15.         unaudited interim reports of EPRC IV for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002;

16.         the Management Agreement, the Amended and Restated Trust indenture of the Fund dated June 21, 2001, as amended;

17.         the evaluation reports of independent engineering consultants, Sproule Associates Limited (“Sproule”), effective January 1, 2002 and January 1, 2003, regarding the petroleum and natural gas reserves of the Fund and its subsidiaries and the Sproule report effective October 1, 2002, regarding the petroleum and natural gas reserves of PCC Energy Inc. and PCC Energy Corp., (both of whom were acquired by the Company in early 2003);

18.         materials provided to the Fund by their compensation consultants Towers Perrin, and discussions with Towers Perrin;

19.         discussions with Senior Management of EGEM and the Fund;

20.         discussions with the Fund’s legal counsel, Blake, Cassels & Graydon LLP and Burstall Winger LLP, legal counsel to the Special Committee;

21.         public information relating to the business, operations, financial performance and unit trading history of the Fund and other selected public entities considered by us to be relevant;

22.         public information with respect to other transactions of a comparable nature considered by us to be relevant;

23.         representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Company (on behalf of the Fund and its subsidiaries) and EGEM as to the completeness and accuracy of certain of the information upon which the Fairness Opinion is based; and

24.         such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

RBC has not, to the best of its knowledge, been denied access by the Fund, its subsidiaries or EGEM to any information requested by RBC. RBC has not been provided with access to the auditors of the Fund and its subsidiaries for the purposes of due diligence.

Prior Valuations

The Company (on behalf of the Fund and its subsidiaries) and EGEM have represented to RBC that there have not been any prior valuations (as defined in Ontario Securities Commission Rule 61-501) of the Fund, EGEM or either of their subsidiaries, material assets or securities in the past twenty-four month period other than the Sayer Valuations. Since the Sayer Valuations do not address the value of EGEM, RBC did not rely on the Sayer Valuations in arriving at its view as to the fairness of the consideration paid under the Transaction, from a financial point of view, to the Fund.

Assumptions and Limitations

With the Special Committee’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy, and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company (on behalf of the Fund and its subsidiaries) and EGEM, and their consultants and advisors (collectively, the “Information”). The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

RBC has not been provided with access to the auditors of the Fund and its subsidiaries for the purposes of due diligence and as such, the Fairness Opinion is qualified by such lack of access.

Senior officers of the Company (on behalf of the Fund and its subsidiaries) have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer or employee of the Company (on behalf of the Fund and its subsidiaries) or in writing by the Company (on behalf of the Fund and its subsidiaries) or any of its subsidiaries or their respective agents to RBC for the purpose of preparing the Fairness Opinion was, at the date the Information was provided to RBC, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Fund, its subsidiaries or the Transaction and did not and does not omit to state a material fact in respect of the fund, its subsidiaries or the Transaction necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Fund or any of its subsidiaries and no material change has occurred in the information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

Senior officers of EGEM have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer or employee of EGEM or in writing by EGEM or any of its subsidiaries or their respective agents to RBC for the purpose of preparing the Fairness Opinion was, at the date the Information was provided to RBC, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of EGEM, its subsidiaries or the Transaction and did not and does not omit to state a material fact in respect of EGEM, its subsidiaries or the Transaction necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of EGEM or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Transaction will be met and that the disclosure provided or incorporated by reference in the Draft Circular with respect to the Fund, EGEM and their subsidiaries and affiliates and the Transaction is accurate in all material respects.

The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Fund, EGEM, and their respective subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Fund and its subsidiaries and EGEM.  In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Transaction.

The Fairness Opinion has been provided for the use of the Special Committee and may not be used by any other person or relied upon by any other person other than the Special Committee and the Board without the express prior written consent of RBC.  The Fairness Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC’s attention after the date hereof.  Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinion.

RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.  Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

Fairness Analysis

Approach to Fairness

In considering the fairness of the consideration paid under the Transaction, from a financial point of view, to the Fund, RBC considered the following approaches: (i) a comparison of the consideration to be paid under the Transaction to a discounted cash flow analysis of the future fees payable pursuant to the Management Agreement; (ii) a comparison of the multiples implied under the Transaction to an analysis of recent comparable precedent transactions; (iii) an analysis of the pro forma impact of the Transaction on the cash flows, distributions and net asset value per unit of the Fund; and (iv) a comparison of the consideration to be paid under the Transaction to the likely expenses to be incurred by the Fund and its subsidiaries assuming termination of the Management Agreement in accordance with its terms.

Fairness Conclusion

Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration paid under the Transaction is fair, from a financial point of view, to the Fund.

Yours very truly,

/s/ RBC Dominion Securities Inc.

RBC DOMINION SECURITIES INC.

Enerplus Resources Fund

3000 The Dome Tower

333 - 7th Avenue S.W.

Calgary, Alberta

Canada

T2P 2Z2

Telephone: (403) 298-2200

Fax: (403) 298-2211